                                                                    Exhibit 2.01

===============================================================================
                              SEPARATION AGREEMENT


                                      among


                        THE GENERAL CHEMICAL GROUP INC.,

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.,

                                   GENTEK INC.

                                       and

                          GENERAL CHEMICAL CORPORATION

                                   dated as of

                                 April __, 1999

===============================================================================



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



                                TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                            PRE-SPINOFF TRANSACTIONS;

                                CERTAIN COVENANTS

Section 2.01.     Corporate Restructuring Transactions..................................................10
Section 2.02.     Certificate of Incorporation and Bylaws of GenTek.....................................12
Section 2.03.     Election of Directors.................................................................12
Section 2.04.     Appointment of Officers...............................................................12
Section 2.05.     Certain Provisions Relating to Assigned Agreements....................................12
Section 2.06.     Consents..............................................................................13
Section 2.07.     Registration Statement................................................................13
Section 2.08.     State Securities Laws.................................................................14
Section 2.09.     Listing Application...................................................................14
Section 2.10.     Certain Financial and Other Arrangements..............................................14
Section 2.11.     Director and Officer Resignations.....................................................14
Section 2.12.     Employees.............................................................................14
Section 2.13.     Instruments of Transfers of Assets and Assumptions of Liabilities.....................15

                                   ARTICLE III

                                   THE SPINOFF

Section 3.01.     The Spinoff...........................................................................15
Section 3.02.     Spinoff Procedures; Deferral of Record Date and Spinoff Date..........................15
Section 3.03.     Notice to NYSE........................................................................16
Section 3.04.     Mailing of Information Statement......................................................16
Section 3.05.     Distribution of GenTek Stock..........................................................16
Section 3.06.     Conditions to the Spinoff.............................................................17

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





                                   ARTICLE IV

                                    COVENANTS

Section 4.01.     Further Assurances....................................................................19
Section 4.02.     Assumption and Satisfaction of Liabilities............................................19
Section 4.03.     Property Received.....................................................................19
Section 4.04.     Transfers Not Effected Prior to the Spinoff; Transfers Deemed
                  Effective as of the Spinoff Date......................................................19
Section 4.05.     No Representations or Warranties......................................................20
Section 4.06.     Removal of Certain Guarantees.........................................................21
Section 4.07.     Public Announcements..................................................................21
Section 4.08.     Termination of Intercompany Agreements................................................21
Section 4.09.     Non-Competition.......................................................................21
Section 4.10.     Non-Solicitation of Employees.........................................................22

                                    ARTICLE V

                              ACCESS TO INFORMATION

Section 5.01.     Access to Books and Records...........................................................23
Section 5.02.     Reimbursement.........................................................................23
Section 5.03.     Confidentiality.......................................................................23
Section 5.04.     Witness Services......................................................................24
Section 5.05.     Retention of Books and Records........................................................24
Section 5.06.     Privileged Matters....................................................................25

                                   ARTICLE VI

                                    INSURANCE

Section 6.01.     General...............................................................................26
Section 6.02.     Treatment of Reserves.................................................................26
Section 6.03.     Uninsured Retentions; Claims Management...............................................26
Section 6.04.     Directors' and Officers' Insurance....................................................27


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

                                   ARTICLE VII


                                 INDEMNIFICATION

Section 7.01.     Indemnification by GCG................................................................28
Section 7.02.     Indemnification by GenTek.............................................................28
Section 7.03.     Procedures for Indemnification........................................................28
Section 7.04.     Adjustments for Insurance Proceeds....................................................29
Section 7.05.     Contribution..........................................................................30
Section 7.06.     Remedies Cumulative...................................................................30

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01.     Termination...........................................................................30
Section 8.02.     Expenses..............................................................................31
Section 8.03.     Notices...............................................................................31
Section 8.04.     Governing Law.........................................................................32
Section 8.05.     Choice of Forum.......................................................................32
Section 8.06.     Amendments; Waivers, etc..............................................................32
Section 8.07.     Assignment............................................................................32
Section 8.08.     Third Party Beneficiaries.............................................................33
Section 8.09.     Severability..........................................................................33
Section 8.10.     Section Headings......................................................................33
Section 8.11.     Integration...........................................................................33
Section 8.12.     Counterparts..........................................................................33

SCHEDULES AND ANNEXES
---------------------
Schedule I        GenTek Assets
Schedule II       GenTek Liabilities
Schedule III      Industrial Chemicals Assets
Schedule IV       Industrial Chemicals Liabilities
Annex A:          GenTek Assets -- Real Property
Annex B:          Industrial Chemicals Assets -- Real Property


EXHIBITS
--------
EXHIBIT A         Canadian Purchase Agreement
EXHIBIT B         Employee Benefits Agreement
EXHIBIT C         GCG Management Agreement
EXHIBIT D         GenTek Management Agreement
EXHIBIT E         Intellectual Property Agreement
EXHIBIT F         Sublease Agreement
EXHIBIT G         Tax Sharing Agreement
EXHIBIT H         Transition Support Agreement
EXHIBIT I         Amended and Restated Certificate of Incorporation of GenTek Inc.
EXHIBIT J         Amended and Restated Bylaws of GenTek Inc.

                           SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT, dated as of April __, 1999, among THE GENERAL CHEMICAL GROUP INC., a Delaware corporation ("GCG"), GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC., a Delaware corporation ("GCIP"), GENTEK INC., a Delaware corporation ("GenTek"), and GENERAL CHEMICAL CORPORATION, a Delaware corporation ("GCC").

                                    RECITALS

     A. The Board of Directors of GCG has resolved to separate GCG's performance products and manufacturing businesses from GCG's industrial chemicals business by (a) having the performance products and manufacturing businesses be owned by GenTek, and the industrial chemicals business be owned by GCG, and (b) afterwards, distributing as a dividend to holders of stock of GCG all of the stock of GenTek. Such distribution is intended to be a distribution described in section 355 of the Internal Revenue Code of 1986, as amended.

     B. Following such separation and distribution, each of GenTek and GCG will be publicly-owned companies, with GenTek owning all of the stock of GCC and GCG owning indirectly all of the stock of GCIP.

     C. The parties hereto desire to set forth the terms and conditions of such separation and distribution, including the principal corporate transactions required to effect the foregoing.

     NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     The following terms, as used herein, have the following meanings:

     "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. "Control" of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions). Notwithstanding anything in this definition to the contrary, it is hereby agreed and understood that, for purposes of this Agreement and the Ancillary Agreements, after the Spinoff, GenTek and GCG shall not be Affiliates of each other, nor of any holder of GCG or GenTek Class B Common Stock (including such holder's Permitted Transferees (as defined in GCG's or GenTek's certificate of incorporation)). It is expressly stipulated that GCG and GCSAP are Affiliates of each other.

     "Agreement" means this Separation Agreement, as it may be amended, supplemented or restated from time to time, together with all Exhibits and Schedules hereto.

     "Ancillary Agreements" means the Canadian Purchase Agreement, the Employee Benefits Agreement, the GCG Management Agreement, the GenTek Management Agreement, the Intellectual Property Agreement, the Sublease Agreement, the Tax Sharing Agreement, the Transition Support Agreement and the agreements and instruments contemplated by Section 2.13.

     "Books and Records" means all books, records, manuals, agreements, financial data, customer and supplier lists, price lists, correspondence, distribution lists, supplier lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blue prints, research and development files, litigation files, computer files, microfiche, tape recordings and other materials (in any form or medium).

     "Canadian Companies" means the following wholly-owned Subsidiaries of GCC:
NHO Canada Holding Inc., a Delaware corporation; General Chemical Canada Holding, Inc., an Ontario company; and GCCL.

     "Canadian Purchase Agreement" means the Purchase and Sale Agreement to be entered into between GenTek Canada and GCCL substantially in the form of Exhibit A, as the same may be amended, supplemented or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

     "Consents" has the meaning set forth in Section 2.06.

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     "Corporate Restructuring Transactions" means the transactions to be undertaken prior to the Spinoff to separate the Industrial Chemicals Business from the GenTek Business, as contemplated by Section 2.01.

     "DGCL" means the Delaware General Corporation Law, as in effect from time to time.

     "Distribution Agent" means ChaseMellon Shareholder Services, L.L.C., or such other trust company or bank designated by GCG, to act as the agent responsible for the distribution of the GenTek Common Stock and GenTek Class B Common Stock to the Holders in the Spinoff.

     "Employee Benefits Agreement" means the Employee Benefits Agreement to be entered into among the parties hereto substantially in the form of Exhibit B, as the same may be amended, supplemented or restated from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

     "GAAP" means the accounting principles and practices generally accepted from time to time in the United States.

     "GCC" has the meaning set forth in the Introduction.

     "GCCL" means General Chemical Canada Limited, an Ontario company.

     "GCG" has the meaning set forth in the Introduction.

     "GCG Class B Common Stock" means the Class B common stock, par value $0.01 per share, of GCG.

     "GCG Common Stock" means the common stock, par value $0.01 per share, of GCG.

     "GCG Group" means (i) prior to the Spinoff, GCG and the Persons listed under item A of Schedule III, and (ii) after the Spinoff, GCG, its Subsidiaries and Allied-Brown Chemicals Inc., a Philippines company. In the event GenTek and GCG jointly determine, pursuant to Section 2.01, that HN Investment shall be owned by GCG after the Spinoff, HN Investment shall also be included in the GCG Group prior to the Spinoff.

     "GCG Indemnitees" means each member of the GCG Group and each of its past, present and future directors, officers, employees and agents.

     "GCG Management Agreement" means the Management Agreement to be entered into between GCG and Latona Associates Inc. substantially in the form of Exhibit C, as the same may be amended, supplemented or restated from time to time.

     "GCG Uninsured Retention" means, with respect to any claim under the Primary Casualty Program relating to an Industrial Chemicals Liability, any and all amounts which, under the operation of the Primary Casualty Program, the insured party or beneficiary shall be obligated to contribute (by means of the application of a deductible or payment under a reimbursement obligation, indemnity agreement, large loss rating agreement or other similar instrument) in respect of such claim to the appropriate insurance carrier or to a Person entitled to reimbursement or indemnity under contractual or other arrangements; provided that, for purposes of determining the amount of any GCG Uninsured Retention, the benefits of application of any maximum premium limits, stop-loss aggregates, reimbursement or indemnity limits (or other provisions under the Primary Casualty Program which would have the effect of aggregating deductibles of self-insured retentions or limiting the indemnification or reimbursement amounts) shall be allocated appropriately to reduce the uninsured retentions of the GenTek Group and/or the GCG Group.

     "GCIP" has the meaning given in the Introduction.

     "GCSAP" means the General Chemical (Soda Ash) Partners, a partnership governed by and operated pursuant to the GCSAP Partnership Agreement.

     "GCSAP Partnership Agreement" means the Second Amended and Restated Partnership Agreement, dated June 30, 1992 (and amended on May 28, 1993), among GCC, The Andover Group, Inc. and TOSOH Wyoming, Inc., relating to GCSAP, as the same may be amended, supplemented or restated from time to time.

     "GenTek" has the meaning set forth in the Introduction.

     "GenTek Assets" means the assets, properties and rights set forth on
Schedule I.

     "GenTek Business" means the business and operations of the manufacturing and performance products segments of GCG and its Subsidiaries, as described in the Information Statement.

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



     "GenTek Canada" means GenTek Canada Performance Chemicals Ltd., an Ontario corporation.

     "GenTek Class B Common Stock" means the Class B common stock, par value $0.01 per share, of GenTek.

     "GenTek Common Stock" means the common stock, par value $0.01 per share, of GenTek.

     "GenTek Group" means (i) prior to the Spinoff, GenTek and the Persons listed under item A of Schedule I, and (ii) after the Spinoff, GenTek and its Subsidiaries. In the event GenTek and GCG jointly determine, pursuant to Section 2.01, that HN Investment shall be owned by GenTek or GCC after the Spinoff, HN Investment shall also be included in the GenTek Group prior to the Spinoff..

     "GenTek Indemnitees" means each member of the GenTek Group, and each of its past, present and future directors, officers, employees and agents.

     "GenTek Management Agreement" means the Management Agreement to be entered into between GenTek and Latona Associates Inc. substantially in the form of Exhibit D, as the same may be amended, supplemented or restated from time to time.

     "GenTek Liabilities" means the Liabilities set forth on Schedule II.

     "GenTek Product or Service" means any product produced, offered for sale, sold or distributed by the GenTek Business, or any service provided, offered for sale or sold to third parties by the GenTek Business, in each case as of the Spinoff Date; provided that no Industrial Chemicals Product shall be a GenTek Product or Service. "GenTek Products and Services" means all such products and services.

     "GenTek Uninsured Retention" means, with respect to any claim under the Primary Casualty Program relating to a GenTek Liability, any and all amounts which, under the operation of the Primary Casualty Program, the insured party or beneficiary shall be obligated to contribute (by means of the application of a deductible or payment under a reimbursement obligation, indemnity agreement, large loss rating agreement or other similar instrument) in respect of such claim to the appropriate insurance carrier or to a Person entitled to reimbursement or indemnity under contractual or other arrangements; provided that, for purposes of determining the amount of any GenTek Uninsured Retention, the benefits of application of any maximum premium limits, stop-loss aggregates, reimbursement or indemnity limits (or other provisions under the Primary Casualty Program which would have the effect of aggregating deductibles of self-insured

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



retentions or limiting the indemnification or reimbursement amounts) shall be allocated appropriately to reduce the uninsured retentions of the GenTek and/or the GCG Group).

     "Governmental Authority" means any government, any political subdivision, any governmental agency, bureau, department, board or commission, any court or tribunal or any other governmental instrumentality, whether federal, state or local, domestic or foreign.

     "Group" means the GenTek Group or the GCG Group.

     "Guaranteed GCG Liabilities" has the meaning set forth in Section 4.06.

     "Guaranteed GenTek Liabilities" has the meaning set forth in Section 4.06.

     "Holders" means the holders of record, as of 5:00 p.m. (Eastern Standard
Time) on the Record Date, of GCG Common Stock and/or GCG Class B Common Stock.

     "HN Investment" means HN Investment Holdings, Inc., a Delaware corporation.

     "Indemnification Notice" has the meaning set forth in Section 7.03.

     "Indemnified Party" means any party that is seeking indemnification or payment from any other Person pursuant to Section 7.01 or Section 7.02.

     "Indemnifying Party" means any party that is or may be required to indemnify, defend or hold harmless any other Person pursuant to Section 7.01 or
Section 7.02.

     "Industrial Chemicals Assets" means the assets, properties and rights set forth on Schedule III.

     "Industrial Chemicals Business" means the business and operations of the industrial chemicals segment of GCG and its Subsidiaries, consisting of, among other things, the production and supply of soda ash and calcium chloride, as further described in the Information Statement.

     "Industrial Chemicals Liabilities" means the Liabilities set forth on
Schedule IV.

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


     "Industrial Chemicals Products" means natural soda ash, synthetic soda ash, calcium chloride, and any other industrial chemical produced, offered for sale, sold or otherwise distributed by the Industrial Chemicals Business as of the Spinoff Date.

     "Information Statement" means the information statement included in the Registration Statement and to be sent to the Holders relating to GenTek and the Spinoff.

     "Intellectual Property Agreement" means the Intellectual Property Agreement to be entered into among the parties hereto substantially in the form of Exhibit E, as the same may be amended, supplemented or restated from time to time.

     "IRS Ruling" means the private letter ruling of the Internal Revenue Service, dated March 16, 1999 and received by GCG on March 18, 1999, regarding certain U.S. federal income tax consequences of the Spinoff and related transactions, including the Corporate Restructuring Transactions.

     "Law" means all laws, statutes and ordinances and all regulations, rules, orders, decrees and other pronouncements of Governmental Authorities.

     "Liabilities" means any debt, liability, obligation, responsibility, loss, damage (compensatory, punitive or other), fine, penalty, or sanction, whether absolute, contingent or otherwise.

     "Losses" means, with respect to any Person, any and all losses, liabilities, penalties, claims, damages, Taxes, demands, costs and expenses (including reasonable attorneys' and accountants' fees and expenses) that are assessed or imposed upon, or incurred or suffered by, such Person, including reasonable attorneys' fees and expenses incurred in enforcing any indemnification rights pursuant to this Agreement or any judgment, order, proclamation or other decision of any Governmental Authority or arbitration tribunal. Notwithstanding the foregoing, "Losses" of a Person shall exclude punitive and consequential damages incurred or suffered by such Person but shall include amounts paid or required be paid by such Person as punitive or consequential damages to another Person.

     "NHO" means New Hampshire Oak, Inc., a Delaware corporation.

     "NYSE" means the New York Stock Exchange.

     "Person" means an individual, corporation, trust, joint venture, association, partnership or other entity, or any governmental or political subdivision or an agency or instrumentality thereof.

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



     "Philippine Companies" means Alchemco Philippines, Inc. and Allied-Brown Chemicals, Inc., each a Philippine company.

     "Primary Casualty Program" means, collectively, the series of programs pursuant to which various insurance carriers have provided and are providing insurance coverage to GCG Entities with respect to known or unknown claims relating to workers' compensation, automobile liability, general liability, products liability and umbrella liabilities. GCG Entities shall consist of GCG; Subsidiaries of GCG prior to the Spinoff; all Persons, businesses and facilities acquired by GCG or its Subsidiaries prior to the Spinoff; and all Persons, businesses and facilities sold or otherwise divested by GCG and its Subsidiaries prior to the Spinoff, including all discontinued or abandoned businesses or facilities.

     "Privilege" has the meaning set forth in Section 5.06(a).

     "Privileged Information" has the meaning set forth in Section 5.06(a).

     "Record Date" means the date established by the Board of Directors of GCG, or any duly authorized committee thereof, as the record date for the purpose of determining the holders of record of GCG Common Stock and GCG Class B Common Stock entitled to receive GenTek Common Stock and GenTek Class B Common Stock, respectively, in the Spinoff. Subject to Section 3.02, the Record Date has been established as April __, 1999.

     "Registration Statement" means the Registration Statement on Form 10 filed with the Commission (file number 001-14789) to register the GenTek Common Stock under Section 12(b) of the Exchange Act, as initially filed with the Commission on January 27, 1999, as amended and restated by Amendment No. 1 filed with the Commission on March 22, 1999 and Amendment No. 2 filed with the Commission on April __, 1999, and declared effective by the Commission on April __, 1999, and all subsequent amendments and supplements thereto, including all exhibits thereto and information incorporated by reference therein.

     "Spinoff" means the distribution of the GenTek Common Stock and the GenTek Class B Common Stock to the Holders, as contemplated by this Agreement and more fully described in the Information Statement.

     "Spinoff Date" means the date established by the Board of Directors of GCG, or any duly authorized committee thereof, as the date on which the Spinoff shall be effected. Subject to Section 3.02, the Spinoff Date has been established as April __, 1999.

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



     "Sublease Agreement" means the Sublease Agreement to be entered into between GCC and GCIP substantially in the form of Exhibit F, as the same may be amended, supplemented or restated from time to time.

     "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity in which another Person owns or controls, directly or indirectly, capital stock or other equity interests (i) representing at least 50% of the outstanding voting stock or other equity interests or (ii) sufficient to elect or designate a majority of the Board of Directors (or Persons performing similar functions), in each case irrespective of whether at the time holders of any other class or classes of securities (including stock or other ownership interest) of such corporation, partnership, limited liability company, joint venture or other entity shall or might have the right to acquire additional voting stock or other equity interest, or voting power, upon the occurrence of any contingency. It is expressly stipulated that GCSAP is a Subsidiary of any Person holding at least 50% of the partnership interest in GCSAP.

     "Supply Agreements" means the agreements, whether existing or entered into after the Spinoff, between members of the GenTek Group, on the one hand, and members of the GCG Group, on the other hand, for the supply of soda ash or calcium chloride, or both, by the GCG Group to the GenTek Group, other than the supply for consumption thereof by the GenTek Group.

     "Tax" or "Taxes" means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, utilities, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.

     "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into between GenTek and GCG substantially in the form of Exhibit G, as the same may be amended, supplemented or restated from time to time.

     "Transition Support Agreement" means the Transition Support Agreement to be entered into between GenTek and GCG substantially in the form of Exhibit H, as the same may be amended, supplemented or restated from time to time.

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                                   ARTICLE II

                            PRE-SPINOFF TRANSACTIONS;

                                CERTAIN COVENANTS

     Section 2.01. Corporate Restructuring Transactions. (a) On or prior to the Spinoff Date (but in all events prior to the Spinoff), each of the parties shall, and each shall cause other members of its Group to, take such actions as are necessary or desirable so that, (x) the GenTek Business (including all GenTek Assets and GenTek Liabilities) shall be owned or held by members of the GenTek Group, and (y) the Industrial Chemicals Business (including all Industrial Chemicals Assets and Industrial Chemicals Liabilities) shall be owned or held by members of the GCG Group. Without limiting the generality of the forgoing, in order to effect the foregoing separation, the parties shall, and each shall cause other members of its Group to, effect and consummate the following distributions, contributions, transfers and other transactions and such other distributions, transfers, contributions and other transactions as the parties agree upon:

               (i) NHO shall contribute and transfer to GCC all of the capital stock of Defiance Inc., a Delaware corporation, Toledo Technologies, Inc., a Delaware corporation, Balcrank Products, Inc., a Delaware corporation, and Printing Developments Inc., a Delaware corporation.

               (ii) GenTek Canada and GCCL shall consummate the purchase and sale contemplated by the Canadian Purchase Agreement

               (iii) GCC shall contribute and transfer to GCIP all of the Industrial Chemicals Assets owned or held by GCC (including all of GCC's interest in GCSAP, including its 51% general partner interest in GCSAP and its rights as the managing partner of GCSAP, and all the stock of the Canadian Companies), and GCIP shall assume all Industrial Chemical Liabilities of GCC.

               (iv) GCC shall distribute and transfer to NHO all of the capital stock of GCIP.

               (v) NHO shall contribute and transfer to GenTek all of the capital stock of GCC.

               (vi) NHO shall distribute and transfer to GCG all of the capital stock of GenTek.

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


          (b) As a result and following the transactions set forth in Section 2.01(a), and in all events prior to the Spinoff:

               (i) GCC shall be the sole beneficial and record owner of all of the capital stock of Defiance Inc. (a Delaware corporation), Toledo Technologies Inc. (a Delaware corporation), Balcrank Products, Inc. (a Delaware corporation), and Printing Developments Inc. (a Delaware corporation), together with the rights, powers and privileges incident thereto;

               (ii) GCIP shall be sole beneficial and record owner of (x) 51% of the partnership interest in GCSAP (together with all rights of the managing partner of GCSAP) and all of capital stock of NHO Canada Holding Inc. (a Delaware corporation), and (y) the Industrial Chemicals Assets of GCC, together with the rights, powers and privileges incident thereto;

               (iii) GCIP shall have assumed and be responsible for all of the Industrial Chemicals Liabilities of GCC, and the duties, obligations and responsibilities incident thereto; and

               (iv) GenTek Canada shall be the sole beneficial owner of the GenTek Assets of GCCL, together with the rights, powers and privileges incident thereto, and assume and be responsible for the GenTek Liabilities of GCCL, and the duties, obligations and responsibilities incident thereto, in accordance with the Canadian Purchase Agreement.

          (c) On or prior to the Spinoff Date, GCC shall deliver to GCIP all such documents as may be reasonably requested by GCIP to evidence the contribution and transfer to GCIP all of GCC's beneficial ownership interest in each of the Philippine Companies, including all rights regarding dividends, liquidation proceeds and voting of shares of the Philippine Companies owned or held by GCC. At the request of GCIP, GCC shall deliver (x) to GCIP its irrevocable proxy granting GCIP the authority to exercise (at its discretion) all voting rights of shares of the Philippine Companies, and (y) to the Philippine Companies its instructions to deliver to GCIP all dividends and other distributions (including any liquidation proceeds) by such companies with respect to their shares of stock held by GCC.

          (d) On or prior to the Spinoff Date, GenTek and GCG shall jointly determine whether HN Investment will be a member of the GenTek Group or the GCG Group (in which case the stock of HN Investment Holdings, Inc. will be deemed a GenTek Asset or an Industrial Chemicals Asset, as the case may
     be). In the event the parties determine that HN Investment will be a member of the GenTek Group, then GCG shall contribute and transfer all of the capital stock of HN Investment to NHO, which will then contribute and

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



transfer such stock to GCC at the time of the contribution and transfer contemplated by clause (ii) of Section 2.01(a).

     Section 2.02. Certificate of Incorporation and Bylaws of GenTek. On or prior to the Spinoff Date (but in all events prior to the Spinoff), GenTek and GCG shall each take all necessary actions to amend and restate the certificate of incorporation and bylaws of GenTek so that, as of the Spinoff Date, the certificate of incorporation and bylaws of GenTek will be substantially in the forms set forth in Exhibits I and J, respectively.

     Section 2.03. Election of Directors. On or prior to the Spinoff Date (but in all events prior to the Spinoff), GenTek and GCG shall take all necessary action so that as of the Spinoff Date the composition of the Boards of Directors of GenTek and GCG shall each be as set forth in the Information Statement.

     Section 2.04. Appointment of Officers. On or prior to the Spinoff Date (but in all events prior to the Spinoff), GenTek and GCG shall take all necessary actions so that, as of the Spinoff Date, each of GenTek and GCG will have the executive officers set forth in the Information Statement.

     Section 2.05. Certain Provisions Relating to Assigned Agreements. (a) Subject to the provisions of Section 2.05(c), any agreement, commitment or understanding to which any member of the GenTek Group or the GCG Group is a party that inures to the benefit of both the GenTek Business and the Industrial Chemicals Business shall be assigned in part, at the expense and risk of the assignee, on or prior to the Spinoff Date or as soon as reasonably practicable thereafter, so that each party (or other members of such party's Group) shall be entitled to the rights and benefits inuring to its business under such agreement, commitment or understanding; except: (i) as otherwise specifically contemplated by any Ancillary Agreement; and (ii) for agreements, commitments and understanding with customers of, or distributors for, the products of both the GenTek Business and the Industrial Chemicals Business which shall continue to inure to the benefit of the applicable member of the GenTek Group or GCG Group, as the case may be, party or entitled to such agreement, commitment or understanding.

     (b) The assignee of any agreement, commitment or understanding assigned, in whole or in part, under this Agreement (an "Assignee") shall, as a condition to such assignment, assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement, commitment or understanding (whether such obligations arose or were incurred prior to, on or subsequent to the Spinoff Date and irrespective of whether such obligations have been asserted as of the Spinoff Date) or, in the case of a partial assignment under Section 2.05(a), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the

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



practice of the parties prior to the Spinoff. Furthermore, at the request of the assignor of any such agreement, commitment or understanding, the Assignee shall use its reasonable efforts to cause such assignor to be released from its obligations under the assigned agreement, commitment or understanding (or in the case of partial assignment Section 2.05(a), to the extent such agreement, commitment or understanding is assigned).

     (c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, commitment or understanding in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof until such consent is obtained. If an attempted assignment thereof were to be ineffective or were to adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties hereto will cooperate with each other to effect any arrangement designed reasonably to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement, commitment or understanding.

     Section 2.06. Consents. The parties hereto shall use their best efforts to obtain all consents and approvals of other Persons (including consents and approvals of, and filings with and notices to, any Governmental Authority) required to consummate the Spinoff, the Corporate Restructuring Transactions and the other transactions contemplated by this Agreement or any Ancillary Agreement (the "Consents").

     Section 2.07. Registration Statement. (a) GenTek and GCG have prepared, and GenTek has filed with the Commission, the Registration Statement, and the Registration Statement has become effective pursuant to the Exchange Act by order of the Commission. The Registration Statement includes the Information Statement setting forth appropriate disclosure concerning GenTek, the Spinoff and such other matters as are required to be disclosed therein by the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement otherwise complies with the Exchange Act and the rules and regulations promulgated thereunder.

     (b) GenTek and GCG shall prepare, and GenTek shall file with the Commission, such amendments or supplements to the Registration Statement as GenTek or GCG shall deem necessary or desirable. In the event of the issuance of any order suspending such effectiveness or preventing or suspending the use of the Registration Statement or the Information Statement, unless the Spinoff is abandoned by GCG pursuant to Section 8.01, GenTek and GCG shall promptly use their best efforts to obtain the withdrawal of any such order.

     Section 2.08. State Securities Laws. Prior to the Spinoff Date, the parties shall take all such action as may be necessary or desirable under the securities laws of states of

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



the United States or of other jurisdictions in order to effect the Spinoff, including to permit the distribution of the GenTek Common Stock in the Spinoff and the continuance of sales and dealings therein.

     Section 2.09. Listing Application. Prior to the Spinoff Date, GenTek and GCG shall prepare and file with the NYSE listing applications and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause the NYSE to continue the listing of the GCG Common Stock and to list the GenTek Common Stock on the NYSE.

     Section 2.10. Certain Financial and Other Arrangements. Except as otherwise specifically contemplated by the Ancillary Agreements, all intercompany accounts, receivables, payables and loans (including in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system) between any member of the GenTek Group, on the one hand, and any member of the GCG Group, on the other hand, (i) existing and determinable on the Spinoff Date shall be paid in full on the Spinoff Date, and
(ii) existing but not determinable on the Spinoff Date shall be paid in full within 60 days after the Spinoff Date.

     Section 2.11. Director and Officer Resignations. Subject to the provisions of Sections 2.03 and 2.04 or except as otherwise agreed to by GenTek and GCG prior to the Spinoff Date, the parties shall use their best efforts to cause (i) all employees of the GenTek Group to resign, effective as of the Spinoff Date, as directors or officers of, or from similar positions with, members of the GCG Group, and (ii) all employees of the GCG Group to resign, effective as of the Spinoff Date, as directors or officers of, or from similar positions with, members of the GenTek Group.

     Section 2.12. Employees. (a) Except as otherwise specifically contemplated by any Ancillary Agreement or agreed upon by the parties, (i) GCG shall, and shall cause other members of the GCG Group to, use all reasonable efforts to cause the employees engaged in the GenTek Business but employed by members of the GCG Group to make available their employment services to the GenTek Group as of the Spinoff Date, and (ii) members of the GenTek Group shall offer employment to such employees, as of the Spinoff Date, at wage or salary levels and with employee benefits that are in the aggregate substantially equivalent to, and not less favorable to such employees than, those provided to such employees prior to the Spinoff Date.

     (b) Except as otherwise specifically contemplated by any Ancillary Agreement or agreed upon by the parties, (i) GenTek shall, and shall cause other members of the GenTek Group to, use all reasonable efforts to cause the employees engaged in the Industrial Chemicals Business but employed by members of the GenTek Group to make

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



available their employment services to the GCG Group as of the Spinoff Date, and
(ii) members of the GCG Group shall offer employment to such employees, as of the Spinoff Date, at wage or salary levels and with employee benefits that are in the aggregate substantially equivalent to, and not less favorable to such employees than, those provided to such employees prior to the Spinoff Date.

     Section 2.13. Instruments of Transfers of Assets and Assumptions of Liabilities. (a) On or prior to the Spinoff Date, each of the parties shall, and (where applicable) shall cause other members of its Group to, execute and deliver such agreements and instruments as are necessary or appropriate to effect and consummate the Corporate Restructuring Transactions, the transfer of the GenTek Assets to the applicable member of the GenTek Group, the transfer of the Industrial Chemicals Assets to the applicable member of the GCG Group, the assumption of GenTek Liabilities of GCCL by GenTek Canada in accordance with the Canadian Purchase Agreement, and the assumption of the Industrial Chemicals Liabilities of GCC by GCIP.

     (b) GenTek shall deliver to GCG and Paul M. Montrone its written acknowledgment and agreement, in form and substance reasonably satisfactory to GCG and Paul M. Montrone, that (i) all shares of stock of GenTek distributed in the Spinoff in respect of the stock of GCG held by Paul M. Montrone and his Permitted Transferees (as defined in GenTek's certificate of incorporation in effect as of the Spinoff Date) are entitled to the rights and benefits of the Registration Rights Agreement dated April __, 1999 between GCG and Paul M. Montrone, and (ii) insofar as such shares of stock of GenTek are concerned, GenTek is bound by and subject to all the terms and conditions of such Registration Rights Agreement to the same extent as GCG.

                                   ARTICLE III

                                   THE SPINOFF

     Section 3.01. The Spinoff. Upon the terms and subject to the conditions of this Agreement, GenTek and GCG shall effect and consummate the Spinoff in accordance with this Agreement and as described in the Information Statement.

     Section 3.02. Spinoff Procedures; Deferral of Record Date and Spinoff Date. GCG's Board of Directors, or any duly authorized committee thereof, may (in its sole discretion and subject to and in accordance with the provisions of the Exchange Act and the rules and regulations promulgated therein, rules of the NYSE and provisions of the DGCL) abandon the Spinoff, change the Record Date and the Spinoff Date and amend or modify the terms and conditions of the Spinoff and any procedures relating to the Spinoff (including the procedures set forth in this Agreement). Without limiting the generality of

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



the foregoing, if all the conditions precedent to the Spinoff set forth in this Agreement have not theretofore been fulfilled or waived, or GCG does not reasonably anticipate that they will be fulfilled or waived, on or prior to the date established as the Spinoff Date, GCG may, by resolution of its Board of Directors (or a committee thereof, so authorized), defer the Spinoff Date to a later date. If GCG's Board of Directors (or a committee thereof, so authorized) so defers the Spinoff Date after the public announcement of the Spinoff Date, GCG shall promptly thereafter issue, in accordance with the rules of the NYSE and provisions of the DGCL, a public announcement regarding such deferment and shall take such other actions as may be deemed necessary or desirable with respect to the dissemination of such information.

     Section 3.03. Notice to NYSE. GCG shall, to the extent possible, give the NYSE not less than ten days advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

     Section 3.04. Mailing of Information Statement. As soon as practicable after the Registration Statement is declared effective under the Exchange Act and GCG's Board of Directors (or a duly authorized committee thereof) has determined the Record Date, GenTek and GCG shall mail or otherwise disseminate the Information Statement to the Holders.

     Section 3.05. Distribution of GenTek Stock. (a) Upon the terms and subject to the conditions of this Agreement, on or before the Spinoff Date but effective immediately following 5:00 p.m. (Eastern Standard Time) on the Spinoff Date, GCG shall:

               (i) deliver to the Distribution Agent, for the benefit of the Holders of GCG Common Stock, the share certificate or share certificates representing the GenTek Common Stock;

               (ii) deliver to the Distribution Agent, for the benefit of the Holders of GCG Class B Common Stock, the share certificate or share certificates representing the GenTek Class B Common Stock; and

               (iii) instruct the Distribution Agent to distribute promptly to each Holder one share of GenTek Common Stock for every one share of GCG Common Stock held by such Holder as of 5:00 p.m. (Eastern Standard
          Time) on the Record Date and one share of GenTek Class B Common Stock for every one share of GCG Class B Common Stock held by such Holder as of 5:00 p.m. (Eastern Standard Time) on the Record Date.

          (b) GenTek shall provide, or cause to be provided, to the Distribution Agent sufficient certificates representing GenTek Common Stock and GenTek Class B Common

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



Stock in such denominations as the Distribution Agent may request in order to effect the Spinoff. All shares of GenTek Common Stock and GenTek Class B Common Stock issued pursuant to the Spinoff shall be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

     Section 3.06. Conditions to the Spinoff. The consummation of the Spinoff shall be subject to the fulfillment, or waiver by GenTek and GCG, on or prior to the Spinoff Date, of each of the following conditions:

          (a) No Litigation. No action or proceeding shall be pending by any Person on the Spinoff Date before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the Spinoff or the other transactions contemplated by this Agreement or any Ancillary Agreement or to recover any material damages or to obtain other material relief as a result of the Spinoff.

          (b) No Prohibitions. No Law shall be enacted, issued, promulgated or proposed (whether temporary, preliminary or pending) that would restrict, prevent or prohibit consummation of the Spinoff or the other transactions contemplated by this Agreement or any Ancillary Agreement or would have a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the GenTek Group or the GCG Group.

          (c) Consents from Governmental Authorities. The parties shall have obtained all required Consents, the failure of which to obtain would, in the opinion of GCG, have a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the GenTek Group or the GCG Group, and such Consents shall be in full force and effect.

          (d) Effective Date of Registration Statement. No order suspending such effectiveness or preventing or suspending the use of the Registration Statement or the Information Statement shall have been entered, and no proceeding shall have been initiated or threatened by the Commission with respect thereto.

          (e) NYSE Listing. The NYSE shall have approved the continued listing of the GCG Common Stock and, subject to official notice of issuance, the listing of the GenTek Common Stock on the NYSE.

          (f) Tax Ruling. The IRS Ruling shall not have been subsequently withdrawn or modified and shall be in full force and effect as of the Spinoff Date.

          (g) New Financing Arrangements. Members of the GenTek Group shall have entered into debt financing arrangements satisfactory to GenTek; members of

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



     the GCG Group shall have entered into debt financing arrangements satisfactory to GCG; and a portion of the proceeds of such facilities shall have been applied to repay (or defease) in full, together with all applicable prepayment premiums and accrued interest, (i) the borrowings incurred by GCG under a bank credit agreement with The Chase Manhattan Bank as agent and (ii) the indebtedness of GCCL represented by its 9.09% Senior Notes due May 20, 1999 and borrowings incurred by GCCL under a credit facility provided to GCCL by Toronto Dominion Bank.

          (h) Section 170 of DGCL. The Board of Directors of GCG shall have received a report of an independent appraiser, in form and substance reasonably satisfactory to the Board of Directors of GCG, confirming that GCG's surplus is sufficient to permit, without violation of Section 170 of the DGCL, the distribution of the GenTek Common Stock and the GenTek Class B Common Stock.

          (i) Mailing of Information Statement. The Information Statement shall have been mailed or otherwise disseminated to the Holders.

          (j) Conversion of GCG Class B Common Stock. On or prior to the Record Date, holders of GCG Class B Common Stock shall have converted a number of their shares of GCG Class B Common Stock into GCG Common Stock such that the number of issued and outstanding shares of GCG Common Stock on the Record Date represents more than 80% of the total number of shares of GCG Common Stock and GCG Class B Common Stock then issued and outstanding.

          (k) Equity Represented by Common Stock. GCG shall have received a report of a valuation or appraisal firm, in form and substance reasonably satisfactory to GCG, confirming that (i) following the conversion of GCG Class B Common Stock into GCG Common Stock contemplated by Section 3.06(j), the issued and outstanding shares of GCG Common Stock will represent more than 80% of the equity value of GCG and (ii) the GenTek Common Stock distributed to the Holders in connection with the Spinoff will represent more than 80% of the equity value of GenTek as of the Spinoff Date.

          (l) Ancillary Agreements. Each of the parties shall have executed and delivered, and (where applicable) caused other members of its Group to execute and deliver, the Canadian Purchase Agreement, the Employee Benefits Agreement, the GCG Management Agreement, the GenTek Management Agreement, the Intellectual Property Agreement, the Sublease Agreement, the Tax Sharing Agreement and the Transition Support Agreement.

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



          (m) Covenants. Each of the parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed on or prior to the Spinoff Date.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.01. Further Assurances. Each of the parties shall use all reasonable efforts to (i) execute and deliver such instruments and documents as the other party may reasonably request in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) take or cause to be taken all actions, and do or cause to be done all other things, necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 4.02. Assumption and Satisfaction of Liabilities. Except as otherwise specifically contemplated by any Ancillary Agreement, from and after the Spinoff Date, (i) each member of the GCG Group shall assume, pay, perform and discharge all Industrial Chemicals Liabilities of such member of the GCG Group in accordance with their terms as and when they become due and otherwise in accordance with the practice of the parties prior to the Spinoff, and (ii) each member of the GenTek Group shall assume, pay, perform and discharge the GenTek Liabilities of such member of the GenTek Group in accordance with their terms as and when they become due and otherwise in accordance with the practice of the parties prior to the Spinoff.

     Section 4.03. Property Received. Except as otherwise specifically contemplated by any Ancillary Agreement, from and after the Spinoff Date, each of GenTek and GCG shall, and shall cause other members of its Group to, promptly transfer to the appropriate member of the other's Group (as directed by GenTek or GCG, as the case may be) any property received that is an asset of the other. Except as otherwise specifically contemplated by any Ancillary Agreement, if a party or a member of such party's Group receives any funds upon the payment of accounts receivable that belong to the other Group, such party shall or shall cause to be transferred to the appropriate member of the other's Group (as directed by GenTek or GCG, as the case may be) such funds by wire transfer not more than 45 days after receipt thereof.

     Section 4.04. Transfers Not Effected Prior to the Spinoff; Transfers Deemed Effective as of the Spinoff Date. To the extent that any transfers contemplated by Article II are not consummated prior to the Spinoff, the parties shall cooperate (and shall cause other members of their Group to cooperate) to effect such transfers as promptly as practicable following the Spinoff. Nothing herein shall be deemed to require the transfer

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



of any assets or the assumption of any Liabilities (including any authorizations, approvals or consents of, or licenses granted by, any Governmental Authority) which by their terms or operation of Law cannot be transferred or assumed; provided that the parties shall cooperate (and shall cause the other members of their Group to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to Article II. If any such transfer of assets or Liabilities has not been consummated, after the Spinoff Date the party retaining such asset or Liability (or, as applicable, other members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith.

     Section 4.05. No Representations or Warranties. (a) Each of the parties understands and agrees that no party hereto is (whether in this Agreement, in any Ancillary Agreement or otherwise) making any representation or warranty, express, implied or otherwise, including any representation or warranty as to
(i) the assets, businesses or liabilities retained, transferred or assumed, (ii) any consents, authorizations or approvals of third parties (including Governmental Authorities) required for the transfer or assumption by such party of any asset or Liability, (iii) the value of any asset or freedom of any asset from any lien, claim, equity, encumbrance or other security interest or adverse claim, (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or asset, or (v) the legal sufficiency to convey title to any asset.

     (b) Each party hereto understands and agrees that there are no representations or warranties, express, implied or otherwise, as to the merchantability or fitness of any of the assets either transferred to or retained by the GenTek Group or GCG Group, as the case may be, pursuant to this Agreement or any Ancillary Agreement, and all such assets so transferred or retained shall be transferred or retained on an "AS IS, WHERE IS" basis, and the party to whom any such assets are transferred, or who retains assets, shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that the title of such party or any other member of its Group to any such assets shall be other than good and marketable and free and clear of any lien, claim, encumbrance or other security interest or adverse claim.


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



     Section 4.06. Removal of Certain Guarantees. GenTek shall use all reasonable efforts (excluding payment of money) to obtain, as promptly as practicable after the Spinoff Date, the release of members of the GCG Group from their obligations regarding the GenTek Liabilities on which any member of the GCG Group is an obligor by reason of any guarantee of obligations for borrowed money, including obligations evidenced by bonds, debentures or other similar instruments and obligations under acceptance, letter of credit or similar facilities (the "Guaranteed GenTek Liabilities"). GCG shall use all reasonable efforts (excluding the payment of money) to obtain, as promptly as practicable after the Spinoff Date, the release of members of the GenTek Group from their obligations with respect to GCG Liabilities on which any member of the GenTek Group is an obligor by reason of any guarantee of obligations for borrowed money, including obligations evidenced by bonds, debentures or other similar instruments and obligations under acceptance, letter of credit or similar facilities (the "Guaranteed GCG Liabilities").

     Section 4.07. Public Announcements. GenTek and GCG shall cooperate and consult with each other before issuing any press release or otherwise making any public statement or announcement regarding the Spinoff and the transactions contemplated hereby, and shall not issue any such press release or otherwise make any such public statement or announcement without the prior consent of the other party, which shall not be unreasonably withheld; provided that a party may, without the prior consent of any other party, issue such press release or otherwise make such public statement or announcement as may be required by Law or the rules of the NYSE if it has used all reasonable efforts to consult with such other party and to obtain its consent but has been unable to do so in a timely manner.

     Section 4.08. Termination of Intercompany Agreements. Effective as of 5:00 p.m. (Eastern Standard Time) on the Spinoff Date, all agreements between any member of the GenTek Group, on the one hand, and any member of the GCG Group, on the other hand, shall be deemed terminated, except for this Agreement and the Ancillary Agreements and except as otherwise specifically contemplated by this Agreement or any Ancillary Agreement.

     Section 4.09. Non-Competition. (a) In consideration of a payment of $10,000 by GCG, until the fifth anniversary of the Spinoff Date, GenTek and GCC shall not, and shall cause their Subsidiaries not to, directly or indirectly, (i) produce, sell or otherwise distribute any Industrial Chemicals Product, or (ii) own, engage in, conduct, manage, operate, control, participate or have any interest in any Person that produces, sells or otherwise distributes any Industrial Chemicals Product; provided that this Section 4.09(a) shall not prevent members of the GenTek Group from (A) owning 5% or less of the securities of any Person if such securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., (B) producing any Industrial Chemicals Product

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



exclusively for its own consumption, (C) selling or otherwise distributing any Industrial Chemicals Product purchased by the GenTek Group pursuant to the Supply Agreements, (D) if the members of the GCG Group terminate the Supply Agreements for any reason other than a breach thereof by members of the GenTek Group, selling or otherwise distributing Industrial Chemicals Products up to a total amount of 120,000 tons in any one year, or (E) acquiring and holding any interest in any Person that produces, sells or otherwise distributes any Industrial Chemicals Product if (x) less than 5% of the total revenues of such Person in the 12 months prior to such acquisition arose out of, or were otherwise related to, the production, sale or distribution of Industrial Chemicals Products and (y) the production, sale or distribution of Industrial Chemicals Products by such Person was not the principal consideration in the acquisition of an interest in such Person by GenTek or any of its Subsidiaries.

     (b) In consideration of a payment of $10,000 by GenTek, until the fifth anniversary of the Spinoff Date, GCG and GCIP shall not, and shall cause their Subsidiaries not to, directly or indirectly, (i) produce, provide, sell or otherwise distribute any GenTek Product or Service, or (ii) own, engage in, conduct, manage, operate, control, participate, or have any interest in any Person that produces, provides, sells or otherwise distributes any GenTek Product or Service; provided that this Section 4.09(b) shall not prevent members of the GCG Group from (A) owning 5% or less of the securities of any Person if such securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., or (B) acquiring and holding any interest in any Person that produces, provides, sells or otherwise distributes any GenTek Product or Service (x) exclusively for its own consumption or (y) if (1) less than 5% of the total revenues of such Person in the 12 months prior to such acquisition arose out of, or were otherwise related to, the production, provision, sale or distribution of GenTek Products and Services and (2) the production, provision, sale or distribution of GenTek Products and Services by such Person was not the principal consideration in the acquisition of an interest in such Person by the GCG or any of its Subsidiaries.

     Section 4.10. Non-Solicitation of Employees. (a) In consideration of a payment of $5,000 by GCG, until the third anniversary of the Spinoff Date, neither GenTek nor any of its Affiliates shall, without the prior written consent of GCG (given by its President, Vice President or equivalent officer), directly or indirectly, hire or engage, or solicit (in writing or orally) for employment or other services, whether as an employee, officer, director, agent, consultant or independent contractor, any person who, at the time of such hiring, engagement or solicitation, is a director, officer or supervisory (or more senior) level employee of GCG or any of its Affiliates.

     (b) In consideration of a payment of $5,000 by GenTek, until the third anniversary of the Spinoff Date, neither GCG nor any of its Affiliates shall, without the

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



prior written consent of GenTek (given by its President, Vice President or equivalent officer), whether directly or indirectly, hire or engage, or solicit (in writing or orally) for employment or other services, whether as an employee, officer, director, agent, consultant or independent contractor, any person who, at the time of such hiring, engagement or solicitation, is a director, officer or supervisory (or more senior) level employee of GenTek or any of its Affiliates.

                                    ARTICLE V

                              ACCESS TO INFORMATION

     Section 5.01. Access to Books and Records. Except to the extent otherwise specifically contemplated by this Article V or any Ancillary Agreement, from and after the Spinoff Date, each of GenTek and GCG shall (and shall cause other members of its Group to) afford to each other party and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (all such duplicating costs to be borne by the requesting party) during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Books and Records of such party and each other member of such party's Group relating to periods prior to the Spinoff Date.

     Section 5.02. Reimbursement. Except to the extent otherwise specifically contemplated by this Agreement or any Ancillary Agreement, a party providing Books and Records to any other party (or such party's representatives) under this Article V shall be entitled to reimbursement from such other party, upon the presentation of invoices therefor, for all costs and expenses reasonably incurred in providing such Books and Records.

     Section 5.03. Confidentiality. (a) Each of the GenTek Group and the GCG Group shall not (and shall cause its advisors and other representatives not to) use or permit the use of, and shall hold (and shall cause its advisors and other representatives to hold), in strict confidence, all information concerning the other Group in its possession, custody or control to the extent such information
(i) relates to the periods, or is obtained, prior to the Spinoff Date, (ii) relates to, or is obtained pursuant to, any Ancillary Agreement, (iii) is obtained pursuant to Section 5.01 or (iv) is obtained in the course of performing services for the other Group pursuant to any Ancillary Agreement. Neither the GenTek Group nor the GCG Group shall (and each shall cause its advisors and other representatives not to) otherwise release or disclose such information to any other Person, without the prior written consent of the other Group, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by

Law and such Group has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

     (b) To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties shall consult with each relevant other party in connection with any such judicial or administrative process, including in determining whether any privilege is available, and shall not object to each such relevant party and its counsel participating in any hearing or other proceeding (including any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

     (c) Notwithstanding anything in this Section 5.03 to the contrary, no party shall be prohibited from using or permitting the use of, or required to hold in confidence, any information to the extent that (i) such information has been or is in the public domain through no fault of such party, (ii) such information is, after the Spinoff Date, lawfully acquired from other sources by such party, or (iii) this Agreement or any Ancillary Agreement permits the use or disclosure of such information by such party.

     Section 5.04. Witness Services. At all times from and after the Spinoff Date, each of GenTek and GCG shall use its reasonable efforts to make available to the other party's Group, upon reasonable written request, the officers, directors, employees and agents of members of its Group for fact finding, consultation or interviews and as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any action in which the requesting party or any member of its Group may from time to time be involved, and (ii) there is no conflict in the action between the requesting party or any member of its respective Group and the party to which a request is made pursuant to this Section 5.04 or any member of such party's Group. Except as otherwise agreed, a party providing witness services to any other party under this Section 5.04 shall be entitled to reimbursement from the recipient of such services, upon the presentation of invoices therefor, for reasonable costs and expenses incurred in connection with providing such witness services (including travel expenses and attorneys' fees and expenses for such witnesses, but not salary expenses). For purposes of this Section 5.04, "action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal.

     Section 5.05. Retention of Books and Records. Except when a longer period is required by Law or is specifically contemplated elsewhere in this Agreement or by any Ancillary Agreement, each party shall, and shall cause the other members of its Group to, retain in accordance with GCG's current document retention policy (effective as of June 1, 1998) all material information (including all material Books and Records) relating to the other Group and the other Group's operations and businesses prior to the Spinoff Date.

Notwithstanding the foregoing, prior to the termination of the periods for retention of documents contemplated by GCG's current policy, any party hereto may offer, and after the termination of such periods each party hereto shall offer, in writing to deliver to the other parties all or a portion of such information as it relates to members of the offering party's Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting party (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time thereafter.

     Section 5.06. Privileged Matters. (a) Each party shall, and shall cause the other members of its Group to, use its reasonable efforts to maintain, preserve, protect and assert all privileges including all privileges arising under or relating to the attorney-client relationship (including the attorney-client and attorney work product privileges), that relate directly or indirectly to any member of any other Group for any period prior to the Spinoff Date ("Privilege" or "Privileges"). Each party shall use its reasonable efforts not to waive, or permit the other members of its Group to waive, any such Privilege that could be asserted under applicable Law without the prior written consent of the other parties. With respect to each party, the rights and obligations created by this
Section 5.06 shall apply to all information as to which a member of its Group did assert or, but for the Spinoff, would have been entitled to assert the protection of a Privilege ("Privileged Information"), including any and all information that (i) was generated or received prior to the Spinoff Date but which, after the Spinoff, is in the possession of a member of the other Group, or (ii) is generated or received after the Spinoff Date but refers to or relates to Privileged Information that was generated or received prior to the Spinoff Date.

     (b) Upon receipt by a party or any member of its Group of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other parties of the existence of the request and shall provide the other parties a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of Privileged Information. No party shall, or shall permit any member of its Group to, produce or disclose any information arguably covered by a Privilege under this Section 5.06 unless (i) each other party has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered an order which is not then appealable or a final, nonappealable order finding that the information is not entitled to protection under any applicable privilege (it being understood that the parties not providing their consent to the production or disclosure of such information shall bear the costs and expenses incident to such court proceedings).

     (c) The parties understand and agree that the transfer of any Books and Records or other information between members of the GenTek Group, on the one hand, and members of the GCG Group, on the other hand, including pursuant to any Ancillary Agreement, shall be made in reliance on the agreements of GenTek and GCG, as set forth in Section 5.03 and this Section 5.06, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Books and Records being transferred pursuant to this Agreement or any Ancillary Agreement, the access to information being granted pursuant to Section 5.01 or any Ancillary Agreement, the agreement to provide witnesses and individuals pursuant to Section 5.04 and the transfer of Privileged Information to any party pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this
Section 5.06 or otherwise.

                                   ARTICLE VI

                                    INSURANCE

     Section 6.01. General. Except as otherwise agreed by the parties, all policies of liability, fire, workers' compensation and other forms of insurance insuring the GenTek Assets and GenTek Business shall be maintained by GCG until the Spinoff Date, unless GenTek shall have earlier obtained appropriate coverage. GCG shall, if so requested by GenTek, use reasonable efforts to assist GenTek in obtaining such insurance coverages in such amounts as are agreed upon by the parties. Following the Spinoff Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds.

     Section 6.02. Treatment of Reserves. On or before the Spinoff Date, the parties shall transfer to GenTek all reserves for GenTek Liabilities relating to GenTek Uninsured Retentions and to GCG all reserves for Industrial Chemicals Liabilities relating to GCG Uninsured Retentions. GenTek and GCG shall cooperate and take all such actions as may be necessary in connection with the allocation of uninsured retentions.

     Section 6.03. Uninsured Retentions; Claims Management. (a) GenTek shall be responsible for payment of all GenTek Liabilities (including, if required, for the negotiation and posting of any bond or collateral guaranteeing payment to insurance carriers or Persons with indemnification or reimbursement obligations) relating to GenTek Uninsured Retentions. Within 30 days following receipt from GCG or an insurance carrier (in which case GenTek shall promptly notify GCG of such receipt) of an invoice with supporting documentation evidencing payment of such GenTek Liabilities by GCG or such insurance carrier, GenTek shall reimburse GCG or such insurance carrier for such payment.

     (b) GCG shall be responsible for payment of all Industrial Chemicals Liabilities (including, if required, for the negotiation and posting of any bond or collateral guaranteeing payment to insurance carriers or Persons with indemnification or reimbursement obligations) relating to GCG Uninsured Retentions. Within 30 days following receipt from GenTek or an insurance carrier (in which case GCG shall promptly notify GenTek of such receipt) of an invoice with supporting documentation evidencing payment of such Industrial Chemicals Liability, by GenTek or such insurance carrier, GenTek shall reimburse GenTek or such insurance carrier for such payment.

     (c) GCG shall have claims' management responsibility and settlement authority, in accordance with established claim procedures with applicable insurance carriers, for all claims to the extent such claims relate to Industrial Chemicals Liabilities; provided that if any such claim involves GenTek Uninsured Retentions, GCG may settle such claim only with the prior agreement of GenTek (which agreement shall not be unreasonably withheld). In connection with such claims' management, GenTek shall cooperate with GCG and provide to GCG any applicable insurance information in GenTek's possession required for GCG to present claims for payment to the appropriate insurance carrier or carriers.

     (d) GenTek shall have claims' management responsibility and settlement authority, in accordance with established claims procedures with applicable insurance carriers, for all claims to the extent such claims relate to GenTek Liabilities; provided that if any such claim involves GCG Uninsured Retentions, GenTek may settle such claim only with the prior agreement of GCG (which agreement shall not be unreasonably withheld). In connection with such claims' management, GCG shall cooperate with GenTek and provide to GenTek any applicable insurance information in GCG's possession required for GenTek to present claims for payment to the appropriate insurance carrier or carriers.

     (e) On or promptly following the Spinoff Date, members of the GCG Group shall turn over to GenTek all of their files on insured claims relating to GenTek Liabilities and members of the GenTek Group shall turn over to GCG all of their files on insured claims relating to GCG Liabilities.

     Section 6.04. Directors' and Officers' Insurance. GCG shall use its best efforts to maintain, at its own cost, directors' and officers' liability insurance coverage at least equal to its current directors' and officers' liability insurance coverage until the sixth anniversary of the Spinoff Date for the directors and officers of GCG and its Subsidiaries prior to the Spinoff who are directors or officers of the GenTek Group at the Spinoff Date for such persons' acts as directors or officers of members of the GCG Group during the period prior to the Spinoff Date. GenTek shall use its best efforts to maintain, at its own cost, directors' and officers' liability insurance coverage at least equal to GCG's current directors' and officers' liability insurance coverage for the directors and officers of the GenTek Group at the Spinoff Date for such persons' acts as directors or officers of members of the GenTek Group.

                                   ARTICLE VII

                                 INDEMNIFICATION

     Section 7.01. Indemnification by GCG. Except and to the extent otherwise specifically contemplated by any Ancillary Agreement, GCG and GCIP shall, jointly and severally, indemnify, defend and hold harmless the GenTek Indemnitees from and against any and all Losses of the GenTek Indemnitees arising out of, by reason of or otherwise in connection with (i) any Industrial Chemicals Liability, or (ii) any breach by any member of the GCG Group of any provision of this Agreement or any Ancillary Agreement.

     Section 7.02. Indemnification by GenTek. Except and to the extent otherwise specifically contemplated by any Ancillary Agreement, GenTek and GCC shall, jointly and severally, indemnify, defend and hold harmless the GCG Indemnitees from and against any and all Losses of the GCG Indemnitees arising out of, by reason of or otherwise in connection with (i) any GenTek Liability, or (ii) any breach by any member of the GenTek Group of any provision of this Agreement or any Ancillary Agreement.

     Section 7.03. Procedures for Indemnification. (a) As promptly as practicable after receipt by an Indemnified Party of notice of any Loss in respect of which an Indemnifying Party may be liable under this Article VII, the Indemnified Party shall give notice thereof (the "Indemnification Notice") to the Indemnifying Party. The Indemnification Notice shall state the reason for the indemnification claim and (if known) the amount or estimate of the amount that may be due under this Article VII, and shall provide relevant documentary or other evidence regarding such claim and the proposed indemnification amount. The failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article VII, except to the extent such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of failure to receive such notice. Within 60 days after receipt of an Indemnification Notice in accordance with this Section 7.03(a), the Indemnifying Party shall deliver to the Indemnified Party a notice of its acceptance of or disagreement with such indemnification claim.

     (b) In the case of any claim asserted by a third party (including any Governmental Authority), the Indemnified Party shall (i) notify the Indemnifying Party of such claim within 30 days after receipt of such claim (but at least 15 days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), it being understood that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article VII, except to the extent such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of failure to receive such notice, and (ii) permit the Indemnifying Party, at its option and expense, to take over and assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that if the Indemnifying Party does so take over and assume the defense, (x) the Indemnified Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice, and (y) the Indemnifying Party shall, at all times and to the maximum extent possible, keep the Indemnified Party informed of the status of such claim and the proceedings related thereto; provided, further, that an Indemnifying Party shall not be entitled to assume the defense of any such third-party claim (and shall be liable for reasonable fees and expenses of counsel to the Indemnified Party for defending such claim) if, in the Indemnified Party's reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of such claim. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party,
(A) enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims, or (B) agree to any non-monetary relief that adversely affects the business of the Indemnified Party. If the Indemnifying Party does not accept the defense of any claim within 30 days of delivery of the notice, the Indemnified Party shall have the right to defend against any such claim by counsel of its own choice and shall be entitled to settle or agree to pay in full such claim or demand; provided that if an Indemnified Party does so take over and assume the defense, the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto.

     Section 7.04. Adjustments for Insurance Proceeds. If Losses by an Indemnified Party are covered by an insurance policy or by an indemnification or reimbursement obligation of another Person, the Indemnified Party shall use commercially reasonable efforts to collect insurance or indemnity or reimbursement payments with respect thereto. If the Indemnified Party recovers such insurance proceeds or indemnity or reimbursement payments prior to being indemnified and held harmless by the Indemnifying Party with respect to such Losses, the payment made by the Indemnifying Party with respect to such Losses shall be reduced by the net amount of insurance proceeds or indemnity or reimbursement payments received by the Indemnified Party, less reasonable attorneys' fees and other expenses incurred by the Indemnified Party in connection with such recovery. If the Indemnified Party recovers such insurance proceeds or indemnity or reimbursement payments after being indemnified and held harmless by the Indemnifying Party with respect to such Losses, the Indemnified Party shall, within 30 days of receipt thereof, pay to the Indemnifying Party the net amount of insurance proceeds or indemnity or reimbursement payments (less reasonable attorney's fees and other expenses incurred in connection with such recovery) received by the Indemnified Party.

     Section 7.05. Contribution. To the extent that any indemnification provided for under Section 7.01 or Section 7.02 is unavailable to an Indemnified Party or is insufficient in respect of any Losses of such Indemnified Party, then the Indemnifying Party under Section 7.01 or Section 7.02, as the case may be, in lieu of indemnifying such Indemnified Party thereunder, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with the action, inaction, statement or omission or alleged action, inaction, statement or omission that resulted in such Losses as well as any other relevant equitable considerations.

     Section 7.06. Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01. Termination. (a) The Spinoff may be abandoned, and this Agreement terminated, at any time prior to 5:00 p.m. (Eastern Standard Time) on the Spinoff Date by and in the sole discretion of GCG, without the approval of GenTek or the other parties hereto, upon written notice to GenTek. In the event of such termination prior to the Spinoff, no party shall have any liability of any kind to any other party or any other Person.

     (b) After the Spinoff Date, this Agreement may be terminated only by the written agreement of all of the parties hereto. The obligations of GenTek and GCC, on the one hand, and GCG and GCIP, on the other hand, under Article VII shall survive any termination of this Agreement pursuant to this Section 8.01(b).

     Section 8.02. Expenses. Except as specifically contemplated elsewhere in this Agreement or by any Ancillary Agreement, GenTek and GCG shall bear and pay the fees, costs and expenses incurred in connection with the Spinoff and the consummation of the transactions contemplated hereby in the proportions provided therefor in the pro forma financial statements contained in the Information Statement; provided that, in any event, any premiums associated with the repayment of borrowings of GCG under its bank credit agreement, with The Chase Manhattan Bank as agent, in connection with the Spinoff shall be borne 75% by GenTek and 25% by GCG.

     Section 8.03. Notices. All notices, consents, requests, instructions, approvals and other communications provided for, or in connection with, in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

          If to GenTek or GCC, to:

                90 East Halsey Road
                Parsippany, NJ  07054
                Telecopy:  [973-          ]
                Attention:  General Counsel

                with a copy to:

                Liberty Lane
                Hampton, New Hampshire  03842
                Telecopy:  [603-            ]
                Attention:  Corporate Secretary

           If to GCG or GCIP, to:

                90 East Halsey Road
                Parsippany, NJ  07054
                Telecopy:  [973-          ]
                Attention:  General Counsel

                with a copy to:

                Liberty Lane
                Hampton, New Hampshire  03842

                Telecopy:  [603-            ]
                Attention:  Corporate Secretary

     Section 8.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

     Section 8.05. Choice of Forum. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City, and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.03 in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     Section 8.06. Amendments; Waivers, etc. (a) Subject to Section 3.02, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

     (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 8.07. Assignment. (a) This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that any party hereto may assign all or any portion of its rights under this Agreement to (i) any other member of its Group, (ii) any lender to such party or any member of its Group as security for obligations to such lender in respect of

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



the financing arrangements entered into by members of such party's Group in connection with the Spinoff, and any refinancings, extensions, refundings or renewals thereof, and (iii) to any purchaser or transferee of all or substantially all of the assets of such party that executes, and delivers to the other parties hereto, a written assumption of the obligations of such party under this Agreement; provided, further, that no assignment hereunder shall affect the Liabilities of any such assignor under this Agreement.

     (b) This Agreement shall be binding upon the respective successors and assigns of the parties hereto.

     Section 8.08. Third Party Beneficiaries. Except as provided in Article VII hereof (relating to GenTek Indemnitees or GCG Indemnitees), nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 8.09. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     Section 8.10. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 8.11. Integration. This Agreement, including the Schedules and Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

     Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 THE GENERAL CHEMICAL GROUP INC.

                                                 By
                                                    ---------------------------
                                                    Name:
                                                    Title:

                                                 GENERAL CHEMICAL INDUSTRIAL
                                                 PRODUCTS INC.

                                                 By
                                                    ---------------------------
                                                    Name:
                                                    Title:

                                                 GENTEK INC.

                                                 By
                                                    ---------------------------
                                                    Name:
                                                    Title:

                                                 GENERAL CHEMICAL CORPORATION

                                                 By
                                                    ---------------------------
                                                    Name:
                                                    Title:

                                                                 Schedule I
                                                                     to
                                                            Separation Agreement

                                  GENTEK ASSETS

A. All of the capital stock of each of the following companies (except as indicated):

      1. GCC.

      2. Defiance, Inc., a Delaware corporation.

      3. Toledo Technologies Inc., a Delaware Corporation, and its Subsidiaries:
         1279597 Ontario Inc., a Canadian company; and Sandco Automotive Ltd., a Canadian company.

      4. Printing Developments Inc., a Delaware corporation.

      5. Balcrank Products, Inc., a Delaware corporation.

      6. GenTek Canada; GenTek Canada Holding Inc., a Delaware corporation; and GenTek Canada Holding Ltd., an Ontario corporation.

      7. Waterside Urban Renewal Corporation, a New Jersey corporation.

      8. HMC Patents Holding Company, a Delaware corporation.

      9. Reheis Inc., a Delaware corporation, and its Subsidiaries:
         Reheis International Inc., a Delaware corporation; Reheis Overseas, an Irish company; Reheis Commercial, a Cayman Islands company; Reheis Holdings Inc., a Delaware corporation; Ilminster Company, an Irish company; and Reheis Ireland, an Irish company.

     10. Noma Acquisition Corp., a Delaware corporation; Noma Industries Limited, an Ontario company; Noma Inc., an Ontario company; Noma Corporation, a Delaware corporation; Electronic Interconnect Systems, Inc., a Massachusetts corporation; all of the capital stock of Craftco Enterprises, Inc., a Mississippi corporation, owned by Noma Corporation; all of the capital stock of Patelec Noma Systems, Inc., a Delaware corporation, owned by Noma Corporation; Fleck Manufacturing, Inc., an Ontario company; Sistemas y Connexiones, S.A., a Mexican company; and all holding companies acquired by Noma Acquisition Corp. in connection with its tender offer for shares of Noma Industries Limited.

      B. Rights under the Acquisition Agreement, dated February 26, 1999, among GCG, Noma Acquisition Corp. and Noma Industries Limited, any and all other agreements, understandings or commitments regarding the acquisition of Noma Industries Limited (including any undertakings of stockholders of Noma Industries Limited regarding such acquisition) and all other rights regarding the acquisition of Noma Industries Limited; and any shares of capital stock or other securities of, or interest in, Noma Industries Limited owned or held by GCG or any of its Subsidiaries.

                                                                 Schedule I
                                                                     to
                                                            Separation Agreement


      C. The real estate properties and facilities, whether owned or leased, listed in Annex A to this Separation Agreement.

      D. Rights under all contracts, arrangements, licenses, leases and other agreements of GCG or any of its Subsidiaries primarily relating to the GenTek Business.

      E. The assets, properties and rights purchased by GenTek Canada from GCCL pursuant to the Canadian Purchase Agreement.

      F. Machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property owned, or used or held for use, by GCG or any of its Subsidiaries primarily in connection with the GenTek Business.

      G. Inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies owned, or used or held for use, by GCG or any of its Subsidiaries (including GCC) primarily in connection with the GenTek Business.

      H. Rights in and to products sold or leased by GCG or any of its Subsidiaries primarily in connection with the GenTek Business.

      I. Credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of, or for the benefit of, GCG or any of its Subsidiaries primarily in connection with the GenTek Business.

      J. Notes and accounts receivable of or held by GCG or any of its Subsidiaries primarily in connection with the GenTek Business, and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by GCG or any of its Subsidiaries primarily in connection with the GenTek Business.

      K. All approvals, permits, licenses, consents or franchises, including all applications therefor, of any Governmental Authority to or for the benefit of GCG or any of its Subsidiaries primarily in connection with the GenTek Business.

      L. Books and Records of GCG and its Subsidiaries primarily relating to the GenTek Business.

      M. Guarantees, warranties, indemnities and similar rights in favor of GCG and its Subsidiaries primarily relating to the GenTek Business or a GenTek Asset.

                                                                 Schedule I
                                                                     to
                                                            Separation Agreement

      N. All of the assets, properties and rights expressly allocated to members of the GenTek Group under this Agreement or any of the Ancillary Agreements.

      O. Except as otherwise specifically contemplated by any Ancillary Agreement, the assets, properties and rights of GCG and its Subsidiaries as of the Spinoff Date that do not primarily relate to, or are not primarily used or held for use, in connection with the Industrial Chemicals Business.

                                                                 Schedule II
                                                                     to
                                                            Separation Agreement

                               GENTEK LIABILITIES

      A. Liabilities arising out of or incurred in the conduct or operation of the GenTek Business or the ownership or use of any GenTek Asset, whether arising before, at or after the Spinoff.

      B. Obligations and commitments regarding the acquisition of Noma Industries Limited, including the Acquisition Agreement, dated February 26, 1999, among GCG, Noma Acquisition Corp., Noma Industries Limited, and any other agreement, understanding or commitment of GCG or any of its Subsidiaries regarding the acquisition of Noma Industries Limited (including obligations or commitments pursuant to any tender offer for the purchase of shares of Noma Industries Limited or made to any Governmental Authority regarding such acquisition).

      C. Liabilities under any contract, arrangement, license, lease or other agreement of GCG or any of its Subsidiaries primarily relating to the GenTek Business.

      D. Liabilities assumed or undertaken by GenTek Canada pursuant to the Canadian Purchase Agreement.

      E. Liabilities arising under or in connection with the Registration Statement or the Information Statement, but only to the extent such Liabilities relate to statements in, or omissions from, the Registration Statement or the Information Statement regarding GenTek or the GenTek Business.

      F. Liabilities incurred, undertaken or assumed by GCG or any of its Subsidiaries in connection with the acquisitions of Defiance Inc., Reheis, Inc., Sandco Automotive Ltd. and Peridot Holdings, Inc.

      G. Liabilities with respect to any accounts payable of GCG or any of its Subsidiaries arising out of the operation of the GenTek Business or the ownership or use of any GenTek Asset.

      H. Liabilities of GenTek or any other member of the GenTek Group arising under this Agreement or any of the Ancillary Agreements.

      I. Liabilities of any member of the GenTek Group, other than GCC, relating to any business or property formerly owned or operated by it or them or arising out of the sale or other disposition thereof that, but for such sale or other disposition, would have been deemed part of the GenTek Business or GenTek Assets.

                                                                Schedule III
                                                                     to
                                                            Separation Agreement

                           INDUSTRIAL CHEMICALS ASSETS

     A. All of the capital stock of each of the following companies (except as indicated):

          1. NHO.
          2. Bayberry Management Corporation, a Delaware corporation.
          3. 51% partnership interest in GCSAP.
          4. GCIP.
          5. Each of the Canadian Companies.
          6. Alchemco Philippines, Inc., a Philippine company.
          7. 30% of the capital stock of Allied-Brown Chemicals Inc., a Philippine company.
          8. General Chemical International Inc., a Delaware corporation, and its subsidiary,
             General Chemical (Great Britain) Ltd., an English company.
          9. General Chemical (Soda Ash) Inc., a Delaware corporation.

     B. All rights in respect of GCSAP, including 51% partnership interest in GCSAP; and all rights of the Managing Partner of GCSAP.

     C. The real estate properties and facilities, whether owned or leased, listed in Annex B to this Separation Agreement.

     D. Rights under all contracts, arrangements, licenses, leases and other agreements of GCG or any of its Subsidiaries (including GCC) primarily relating to the Industrial Chemicals Business.

     E. The assets reflected on the audited balance sheet of the Industrial Chemicals Business as at December 31, 1998 (other than the assets disposed of in the ordinary course of business).

     F. Assets acquired by GCG or its Subsidiaries from December 31, 1998 to the close of business on the Spinoff Date that are of a type or nature that would have resulted in such assets being included as an asset on the balance sheet of the Industrial Chemicals Business as at December 31, 1998 had such assets been acquired on or prior to December 31, 1998, determined on a basis consistent with the determination of assets included on the Industrial Chemicals Balance Sheet.

     G. Machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property owned, or used or held for use, by GCG or any of its Subsidiaries (including
          GCC) primarily in connection with the Industrial Chemicals Business.


                                     III-1

                                                                Schedule III
                                                                    to
                                                            Separation Agreement

     H. Inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies owned, or used or held for use, by GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business.

     I. Rights in and to products sold or leased by GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business.

     J. Credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of, or for the benefit of, GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business.

     K. Notes and accounts receivable of or held by GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business, and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business.

     L. All approvals, permits, licenses, consents or franchises, including all applications therefor, of any Governmental Authority to or for the benefit of GCG or any of its Subsidiaries (including GCC) primarily in connection with the Industrial Chemicals Business.

     M. Books and Records of GCG and its Subsidiaries (including GCC) primarily relating to the Industrial Chemicals Business.

     N. Guarantees, warranties, indemnities and similar rights in favor of GCG and its Subsidiaries (including GCC) primarily relating to the Industrial Chemicals Business or an Industrial Chemicals Asset.

     O. All of the assets, properties and rights expressly allocated to members of the GCG Group under this Agreement or any of the Ancillary Agreements.

     P. Except as otherwise specifically contemplated by any Ancillary Agreement, the assets of GCG and its Subsidiaries as of the Spinoff Date that are used primarily in the Industrial Chemicals Business.


                                     III-2

                                                                Schedule IV
                                                                     to
                                                            Separation Agreement

                        INDUSTRIAL CHEMICALS LIABILITIES

     A. Liabilities reflected on the audited balance sheet of the Industrial Chemicals Business as at December 31, 1998, including the notes thereto.

     B. Liabilities arising out of or incurred in the conduct or operation of the Industrial Chemicals Business or the ownership or use of any Industrial Chemicals Asset, whether arising before, at or after the Spinoff.

     C. Liabilities under any contract, arrangement, license, lease or other agreement of GCG or any of its Subsidiaries (including GCC) primarily relating to the Industrial Chemicals Business.

     D. Liabilities arising under or in connection with the Registration Statement or the Information Statement except for Liabilities relating to information or statements in, or omission from, the Registration Statement or the Information Statement regarding GenTek or the GenTek Business.

     E. Liabilities with respect to any accounts payable of GCG or any of its Subsidiaries (including GCC) arising out of the operation of the Industrial Chemicals Business or ownership or use of any Industrial Chemicals Asset.

     F. Liabilities of GCG or any of its Subsidiaries arising under this Agreement or any of the Ancillary Agreements.

     G. Liabilities of GCC (i) neither arising out of, nor incurred in, the conduct or operation of the GenTek Business or the ownership or use of any GenTek Asset, and (ii) relating to any business or property formerly owned or operated by it or them or arising out of the sale or other disposition thereof, other than such businesses or properties that, but for such sale or other disposition, would have been deemed part of the GenTek Business or GenTek Assets.

                                                                  Annex A
                                                                     to
                                                            Separation Agreement

                                  GenTek Assets
                                  Real Property

U.S. - Performance Products
---------------------------
Arkansas -- Ashdown
Arkansas -- Pine Bluff
California -- Pittsburg
California -- Richmond
Colorado -- Denver
Delaware -- North Claymont
Florida -- Jacksonville
Florida -- Port St. Joe
Florida -- Tampa
Georgia -- Augusta
Georgia -- Cedar Springs
Georgia -- East Point
Georgia -- Macon
Georgia -- Savannah
Illinois -- East St. Louis
Illinois -- Schaumberg
Louisiana -- Marrero
Maryland -- Curtis Bay
Massachusetts -- Fall River
Michigan -- Detroit
Michigan -- Kalamazoo
New Jersey -- Berkeley Heights
New Jersey -- Newark
New Jersey -- Parsippany
New York -- East Syracuse
New York -- Syracuse
Ohio -- Cleveland
Ohio -- Middletown
Pennsylvania -- Johnsonburg
Pennsylvania -- Marcus Hook
South Carolina -- Catawba
Texas -- Midlothian
Tennessee -- Springfield
Virginia -- Covington

                                                                   Annex A
                                                                      to
                                                            Separation Agreement

Virginia -- Hopewell
Washington -- Anacortes
Washington -- Tacoma
Washington -- Vancouver
Wisconsin -- Menasha
Wisconsin -- Racine
Wisconsin -- Wisconsin Rapids

Canada - Performance Products
-----------------------------

British Columbia -- Burnaby
New Brunswick -- Dalhousie Plant
Ontario -- Nellie Lake
Ontario -- Thorold
Ontario -- Thunder Bay
Quebec -- Valleyfield

Ireland
-------

Ireland -- Dublin

U.S. - Manufacturing
--------------------

Michigan -- Livonia
Michigan -- St. Clair Shores
Michigan -- Troy
Michigan -- Westland
Mississippi -- Morton
North Carolina -- Ashville
Ohio -- Cleveland
Ohio -- Defiance
Ohio -- Millbury
Ohio -- Perrysburgh
Ohio -- Toledo
Ohio -- Upper Sandusky
Texas -- El Paso
Texas -- Mineral Wells

                                                                   Annex A
                                                                      to
                                                            Separation Agreement

Canada - Manufacturing
----------------------

Ontario -- Guelph
Ontario -- Hamilton
Ontario -- Mississauga (Crestlawn Drive)
Ontario -- Stouffville
Ontario -- Tillsonburg
Ontario -- Toronto
Ontario -- Vaughan

Mexico
------

Imrus
Juarez
Nogales

                                                                  Annex B
                                                                     to
                                                            Separation Agreement
                                                            --------------------

                           Industrial Chemical Assets
                                  Real Property
                           --------------------------

U.S.
---

Wyoming -- Green River

Canada
------

Alberta -- Brooks
Alberta -- Drumheller
Ontario -- Amherstburg
Ontario -- Mississauga (Hammerson Properties)

Philippines
-----------

Philippines -- Manila